Exhibit 3.6

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ENCORE MEDICAL PARTNERS, LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) is hereby adopted as of December 31, 2009 (“Effective Date”) by DJO, LLC, the sole Member of the Company.

Pursuant to Chapter 86 of the Nevada Revised Statutes, as amended from time to time (the “Act”), the Company was formed as a Nevada limited liability company upon the filing of the Articles of Organization of the Company, which was filed with the Secretary of State of Nevada on June 26, 2009 (the “Articles of Organization”). Pursuant to Chapter 92A of the Act, the Company was converted into a limited liability company on June 26, 2009 from a corporation. Prior to June 26, 2009, the Company was known as Encore Medical Partners, Inc., a Nevada corporation. Effective on December 31, 2009, the Company’s sole member, Reable Therapeutics LLC, was merged with and into DJO, LLC, a Delaware limited liability company, resulting in DJO, LLC being the sole member of the Company.

In connection with the execution of this Agreement, the undersigned Member hereby agrees as follows:

Section 1.        Name.    The name of the limited liability company is Encore Medical Partners, LLC (the “Company”). The business of the Company may be conducted under any other name deemed necessary or desirable by the Managers (as defined below).

Section 2.        Purpose.  The Company is formed for the object and purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

Section 3.        Registered Office; Registered Agent.  The name of the registered agent for the Company in the State of Nevada is National Registered Agents of NV.

Section 4.        Principal Office.   The principal office address of the Company shall be 1430 Decision Street, Vista, California 92081, or such other place as the Managers may determine from time to time.

Section 5.       Members.   The name and the mailing address of the sole Member is set forth in Appendix I hereto.

Section 6.       Powers.    The Member shall have the power to do any and all acts necessary or convenient to or in furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Nevada.

Section 7.         Management.

(a)       Number, Qualifications and Terms.  The Company shall have one or more managers (the “Managers”), as determined by action of the Member. Initially, the Company shall have three (3) Managers, being Leslie H. Cross, Vickie L. Capps and Donald M. Roberts. Managers need not be residents of the State of Nevada. Each Manager shall hold office for the full term for which such Manager is elected, which term shall be specified in the resolution or consent of the Member electing or appointing such Manager or, if not so specified and in each case, until such Manager’s successor shall have been duly elected and qualified or until such Manager’s earlier death, dissolution, bankruptcy, resignation or removal in accordance with this Agreement.

(b)       Managers.    To the extent permitted by law, the Managers shall be authorized to act on behalf of and to bind the Company, and the Managers’ powers shall include, without limitation, the authority to negotiate, complete, execute and deliver any and all agreements, deeds, instruments, receipts, certificates and other documents on behalf of the Company, and to take all such other actions on behalf of the Company as the Managers may consider necessary or advisable in connection with the management of the Company. The Member agrees that all determinations, decisions and actions made or taken by the Managers in accordance with this Agreement shall be conclusive and absolutely binding upon the Company, the Member and their respective successors, assigns and personal representatives. Persons dealing with the Company are entitled to rely upon the power and authority of the Managers as herein set forth.

(c)       Place of Meetings.  Meetings of the Managers of the Company, regular or special, may be held within or outside the State of Nevada, at whatever place is specified by the person or persons calling the meeting.

(d)       Regular Meetings of Managers.     Meetings of the Managers of the Company shall be held at such places within or without the State of Nevada, at such hour and on such day as may be fixed by resolution of the Managers, without further notice of such meetings.

(e)       Special Meetings of Managers.  Special meetings of the Managers shall be held, whenever called by any Manager, or any Member, at such place or places within or outside the State of Nevada, as may be stated in the notice of the meeting.

(f)       Attendance at and Notice of Meetings.   Written notice of the time and place of, and general nature of the business to be transacted at, all special meetings of the Managers, and written notice of any change in the time or place of holding the regular meetings of the Managers, shall be given to each Manager personally or by mail or by telegraph, telecopier or similar communication at least twenty-four (24) hours before the time of the meeting; provided, however, that notice of any meeting need not be given to any Manager if waived by the Manager in writing, or if the Manager shall be present at such meeting. Participation in a meeting of the Managers shall constitute presence in person at such meeting, except where a Manager participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(g)       Quorum of and Action by Managers.  Unless a greater number is required by law, a majority of the Managers shall constitute a quorum for the transaction of business, but a lesser number may adjourn from day to day until a quorum is present. Except as otherwise provided by law or in this Agreement, all questions shall be decided by the vote cast by a majority of the Managers present.

(h)       Manager Action Without a Meeting.   Unless otherwise restricted by this Agreement, any action required or permitted to be taken at a meeting of the Managers may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by at least a majority of the Managers of the Company and filed with the Secretary of the Company.

(i)        Manager Telephone Meetings.   Subject to the provisions required or permitted by the Act for notice of meetings, unless otherwise restricted by this Agreement, the Managers may participate in and hold a meeting of such Managers by means of telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 7(i) shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(j)        Resignation, Removal.   Any Manager appointed pursuant to Section 7(a) hereof may resign at any time upon written notice to the Member. The Member shall appoint a replacement Manager to fill any vacancy.

(k)       Liability of Managers.  A Manager shall not be liable under any judgment, decree or order of a court, or in any other manner, for any debt, obligation or liability of the Company by reason of acting as a Manager of the Company. A Manager of the Company shall not be personally liable to the Company or the Member for monetary damages for breach of fiduciary duty as a Manager, except for liability for any acts or omissions that involve intentional misconduct, fraud or a knowing violation of law. If the laws of the State of Nevada are amended after the date of this Agreement to authorize action further eliminating or limiting the personal liability of managers, then the liability of a Manager of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended laws of the State of Nevada. Any repeal or modification of this Section 7(k) by the Member shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Manager of the Company existing at the time of such repeal or modification or thereafter arising as a result of acts or omissions prior to the time of such repeal or modification.

Section 8.          Officers.

(a)       The Managers may, from time to time, designate one or more persons to be officers of the Company. No officer need be a resident of the State of Nevada, a Member or a Manager. Any officers so designated shall have such authority and perform such duties as the Managers may, from time to time, delegate to them. The Managers may assign titles to particular officers, and unless otherwise decided by the Managers, if the title is one commonly used for officers of a business corporation formed under the Nevada Revised Statutes, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties, or limitation thereof, made to such officer by the Managers. Each officer shall hold office until a successor shall be duly designated and shall qualify or until such officer’s death, resignation or removal in the manner hereinafter provided. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Managers.

(b)       Any officer may resign as such at any time.   Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Managers. The acceptance of a resignation shall not be necessary to make it effective. Any officer may be removed as such, either with or without cause, by the Managers at any time; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the person so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company (other than the Managers) may be filled by the Managers.

Section 9.         Capital Contributions.   The initial capital contribution of the Member is set out on Appendix I hereto.

Section 10.        Additional Contributions.

(a)       Except for the Member’s initial capital contribution described in Section 9, no capital contributions shall be required of the Member.

(b)       The provisions of Section 9 and this Section 10 are intended solely to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditors of the Company other than the Member (and no such creditors of the Company other than the Member shall be third party beneficiaries of this Agreement), and the Member shall not have a duty or obligation to any creditor of the Company to make any contribution to the Company, and the Member shall not have any duty or obligation to any creditor of the Company to issue any call for capital pursuant to this Section 10.

Section 11.        Capital Accounts.  The Company shall maintain for the Member a capital account in accordance with this Section 11 and in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). The Member’s capital account shall have an initial balance equal to the fair market value of any property constituting the Member’s initial contribution to the capital of the Company. The Member’s capital account shall be increased by the sum of (a) the amount of cash and the fair value of any property constituting additional contributions by the Member to the capital of the Company, plus (b) any profits allocated to the Member’s capital account pursuant to Section 12 hereof. The Member’s capital account shall be reduced by the sum of (a) the amount of cash and the fair value of any property distributed by the Company to the Member, plus (b) any losses allocated to the Member’s capital account pursuant to Section 12 hereof. The Member shall not have any obligation to restore the amount of any deficit in its capital account to the Company.

Section 12.        Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated to the Member.

Section 13.        Distributions.

(a)       The Member shall not (i) be entitled to interest on its capital contributions to the Company, or (ii) have the right to distributions or the return of any contributions to the capital of the Company except (A) for distributions in accordance with this Section 13 or (B) upon dissolution of the Company. The entitlement to any such return at such time shall be limited to the value of the capital account of the Member. To the fullest extent permitted by the Act, the Member shall not be liable for the return of any such amounts. The Company shall not make a distribution to the Member if such distribution would violate the Act.

(b)       Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Managers.

Section 14.        Fiscal Year; Tax Matters.

(a)       The Fiscal Year of the Company for accounting and tax purposes shall be fixed by resolution of the Managers.

(b)       Proper and complete records and books of account of the business of the Company shall be maintained at the Company’s principal place of business. The Member and its duly authorized representatives may for any reason examine the Company’s books of account and make copies and extracts therefrom at its own expense.

(c)       The Managers shall cause the preparation and timely filing of all tax or information returns required to be filed by or on behalf of the Company and the timely payment of all taxes due from the Company, taking into account all applicable extensions of the times for filing and payment. The Managers shall, on behalf of the Company, make such tax elections as they shall deem to be in the best interests of the Company and the Member.

Section 15.        Assignment and Transfers of Interests.   The Member may transfer all or any portion of its interests in the Company to any person at any time.

Section 16.        Liability of Members.   The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act. Nothing express or implied shall be construed to confer upon or to give any person except the Member or Managers, any rights or remedies under or by reason of this Agreement.

Section 17.       Admission of Additional Members.   One (1) or more additional members may be admitted to the Company with the written consent of all Members. Upon the admission to the Company of any additional members, the Members shall cause this Agreement to be amended and restated to reflect the admission of such additional member(s) and the initial capital contribution, if any, of such additional member(s).

Section 18.       Dissolution.  The Company shall be dissolved, and shall terminate and wind up its affairs, upon the first to occur of the following:

(a)       the unanimous consent of all Members to dissolve the Company; or

(b)       the entry of a decree of judicial dissolution under the Act.

Section 19.        Indemnification.   To the full extent permitted by law, the Company shall (a) indemnify any person or such person’s heirs, distributees, next of kin, successors, appointees, executors, administrators, legal representatives or assigns who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a Member, Manager, director, officer, employee, authorized person or agent of the Company or is or was serving at the request of the Company or its Members as a member, manager, director, officer, employee, authorized person or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, domestic or foreign, against expenses, attorneys’ fees, court costs, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred by such person in connection with such action, suit or proceeding and (b) advance expenses incurred by a Member, Manager, officer or director in defending such civil or criminal action, suit or proceeding to the full extent authorized or permitted by laws of the State of Nevada.

Section 20.       Amendments.   Any amendment or supplement to this Agreement shall only be effective if in writing and if the same shall be consented to by all of the Members.

Section 21.        Governing Law.   This Agreement shall be governed by, and construed under, the laws of the State of Nevada, all rights and remedies being governed by said laws. The Members intend the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

Section 22.        Notice.  Any notice to be given to the Member pursuant to this Agreement shall be sent to the address provided in Appendix I hereto.

Section 23.        Term.  The Company’s existence shall be perpetual.

IN WITNESS WHEREOF, the initial Member has caused this Agreement to be duly executed and delivered on the day and year first above written.

DJO, LLC
By:	/s/ Donald M. Roberts

Name: Donald M. Roberts
Title: Executive Vice President

APPENDIX I

MEMBERS

Name and Address of Members	Initial Capital Contribution	Membership Interest
DJO, LLC 1430 Decision Street, Vista, California 92081	Ownership interest in Encore Medical Partners, Inc.	100%

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